Exhibit 10.4 Employment Agreement dated 14 January 2002 with David McAusland.
31 December 2001
PERSONAL & CONFIDENTIAL
Mr. David McAusland
Dear David:
I wish to confirm my discussion with you pertaining to the position of Senior Vice President, Mergers and Acquisitions and Chief Legal Officer, effective on 1 January 2002. You will report to me.
Salary
Your base salary will be US$320,000 per annum, effective 1 January 2002. Your salary will be reviewed annually on the basis of competitive US compensation data. Your job grade will be administered at 50 under Alcan’s structure.
Annual Bonus
You will participate in Alcan’s Executive Performance Award Plan (EPA) with a guideline bonus of 70% of the mid-point salary (US$363,000). Under the modified EPA program, award payment will be related to the global performance of Alcan as well as your own personal performance.
Long Term Incentive (Stock Option and Relative TSR Program)
At this point in time, we cannot provide you with all the specific details of the new Long Term Incentive Program. These should be available to you over the next few months.
On the other hand we can confirm that the combined target compensation value of the two Plans (Stock Option and TSR Performance Plan) will be equal to approximately US$700,000 for 2002 with half this value provided in stock options and the other half provided under the new TSR Performance Plan. The compensation value of approximately US$700,000 will be revised annually on the basis of competitive US compensation data. The Awards under both Plans are subject to approval by the Personnel Committee of the Board.
Pension Plan
We are currently reviewing the pension coverage of senior executives and may propose some modifications pertaining to the different top hat programs in existence. Changes, if any, will be effective from 1 January 2002, but are not likely to be known before the end of the 1st Quarter 2002.
Thus, on an interim basis, from 1 January 2002, you will continue to participate in your current pension plan, at the pensionable earnings level in existence on 31 December 2001. As soon as we complete the design of the executive top hat plan and its valuation, we will communicate the proposed changes. We intend to have this work completed by the end of the 1st Quarter 2002.

Pay Disbursement
Alcan Inc. will disburse all payments and as such you will participate in all Employee Benefits Programs and the Flexperk Program available to Canadian based employees.
Termination
Should your employment be terminated without cause, Alcan will pay you a termination allowance equal to 24 months base salary and EPA guideline, calculated at the date of termination. The amount will be paid as a lump sum or as salary continuance at your choice. In the event you elect salary continuance, you will continue to participate in the benefit programs for the period of salary continuance except that the long-term disability plan and the accrual of vacation cease on termination date. No option grants are made during the salary continuance period.
Change of Control/Confidentiality/Non-Competition
Your Change of Control Agreement continues to be in force. Furthermore, you are asked to sign the attached confidentiality and non-competitive agreements.
Acceptance
Please sign and return a copy of this letter indicating your acceptance of the terms and conditions described in it.
The terms and conditions outlined in this letter replace any previous contractual arrangements and constitute the full terms and conditions of employment.

/s/ Travis Engen
Travis Engen
Chief Executive Officer

I accept the terms and conditions described above.

/s/ David McAusland	14 January 2002

David McAusland	date

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